ViewCast Reports 2012 Second Quarter, Six-Month Results

New LINUX Drivers Complete; New Product Launches on Track for Second Half of 2012

PLANO, Texas, Aug. 14, 2012 /PRNewswire/ -- ViewCast Corporation (OTCBB: VCST), a developer of industry-leading solutions for the capture and streaming of video over enterprise, broadband, and mobile networks, today reported results for the 2012 second quarter and six months ended June 30, 2012, as well as a new product introduction schedule and guidance for the 2012 third quarter.

The Company reported net sales of $2.9 million in the second quarter 2012 compared to $3.9 million in the prior year period. In the second quarter, the Company saw sales and pipeline activity for Osprey® Video cards relatively steady versus Q1 2012 but down from Q2 2011, when integrators stocked up on certain boards that were discontinued that 2011 quarter. Niagara® sales suffered in the Q2 2012 period as channels in both the US and overseas reported soft or delayed demand for the systems.

ViewCast Chief Executive Officer John Hammock said, "The shift to web-based media continues to gain momentum as illustrated by viewership statistics for the recently completed London Olympics that showed a greater than 300 percent increase in online viewership over the 2008 games. Our plan of expanding our product portfolio to tie directly to the increased network and delivery requirements for web-based media is on track for product introductions during the second half of the year. Top line for the second quarter was impacted by macro economic factors in Europe and the US, but we are refreshing our legacy product lines to reverse that pressure, having introduced a series of Linux drivers for our Osprey cards that double our market potential in that area. We anticipate that these changes and our current negotiations with additional channel partners will reverse the quarter's trend in both Osprey and Niagara appliances by year end."

Hammock concluded, "More importantly for long-term growth and shareholder value is our new slate of products targeting the market for a broader variety of broadcasters, enterprises, integrators and service providers whom are involved with the entire spectrum of streaming media such as the regional delivery of the Olympics – a market that approaches $1 billion per year. We continue to lay the groundwork to re-launch the Company as a growing enterprise in the sweet spot of the digital media equipment marketplace. We are actively working with large potential customers to translate their needs into new products that are scheduled to be released before the end of the year."

Recent Operational Highlights

  The Company hired veteran global sales executive Wayne Shackelford as Vice President Worldwide Sales. Shackelford has more than 25 years of experience and success in sales and business development in a variety of hardware and software communications products through direct and channel sales teams to global enterprises and service providers.
  To address lagging sales in Osprey cards, the Company announced its active support of the open source community through a partnership with KernelLabs, in the development of Linux drivers for all of its latest Osprey video capture cards. Most recently, Linux drivers for the Osprey 260e, 460e and 820e capture cards were made available through the KernelLabs website. The drivers will be submitted to the next Linux kernel and then available directly in the Linux distribution thereafter.

Second Quarter Financial Results

In the 2012 second quarter, revenues were $2.9 million compared to $3.9 million in the prior year period. Operating expenses for the second quarter 2012 were $2.4 million compared to $2.6 million for the prior year period. Operating loss for the second quarter 2012 was $(550,000) compared to a loss of $(59,000) for the year-earlier period.

Net loss for the second quarter 2012 was $(582,000) or (0.01) per fully diluted share compared to net loss of $(378,000) in the second quarter 2011.

EBITDA (earnings before interest, taxes, depreciation and amortization) for the 2012 second quarter was $(455,000), compared to $(142,000) in the 2011 second quarter. EBITDA is a non-GAAP measure that ViewCast management believes can be helpful in assessing the Company's overall performance and considered as an indicator of operating efficiency and earnings quality. The Company suggests that EBITDA be viewed in conjunction with the Company's reported financial results or other financial information prepared in accordance with GAAP.

Chief Financial Officer Laurie Latham commented on the ongoing financial restructuring, "We have been successful in reducing our cost structure in the organization that lowers our breakeven point and better matches our revenue run rate, while still investing in the new product development that will drive growth in the coming periods. The result of that activity provides a more modest cost structure going forward; however we are still working to achieve better capitalization, find efficiencies and eliminate any waste in the operations."

Six-Month Financial Results

Revenues for the six months ended June 30, 2012 decreased 15.4 percent to $6.3 million compared to $7.4 million for the first six months 2011.

Operating expenses for the six-months 2012 were $4.8 million, compared to $5.2 million for the six-months 2011. The operating loss was $(825,000), compared to an operating loss of $(476,000) for the six-months 2011.

Net loss for the six-months 2012 was $(987,000), compared to a net loss of $(1.2) million for six-months 2011. For the six-months 2012, net income applicable to common shareholders was $(987,000) or $(0.02) per share on a fully diluted basis. Due to the accounting treatment for the preferred stock redemption during the first six months of 2011, the net income applicable to common shareholders benefitted by $5.6 million, which together with an adjustment of $282,000 for stated preferred stock dividends resulted in net income applicable to common shareholders of $4.1 million or $0.09 per share on a fully diluted basis for the six months ended June 30, 2011.

EBITDA for the six-months 2012 was $(690,000), compared to $(720,000) million for six-months 2011.

Guidance for remainder of 2012

The Company anticipates revenues to stay relatively stable for the third quarter. As new product categories are added during the third and fourth quarter and new markets entered throughout the remainder of the year, the Company anticipates that revenues will steadily move upward. Because the Company now operates at a lower break-even point, ViewCast believes that incremental revenues will have a greater positive impact on operating results and the bottom line.

About ViewCast Corporation

ViewCast enables anyone to deliver video whenever, wherever. With more than 400,000 Osprey® video capture cards and thousands of Niagara® streaming systems deployed globally, ViewCast is at the forefront of the video industry.

ViewCast (www.viewcast.com) is headquartered in Plano, Texas, USA, with sales and distribution channels located globally.

ViewCast, Niagara SCX, Osprey, SimulStream, and Niagara are trademarks or registered trademarks of ViewCast Corporation or its subsidiaries. All other products are trademarks or registered trademarks of their respective companies.

Safe Harbor Statement

Certain statements in this release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and reflect the Company's current outlook. Such statements apply to future events and are therefore subject to risks and uncertainties that could cause actual results to differ materially. Important factors that could cause actual results to differ materially from forward-looking statements include, but are not limited to, changes in market and business conditions, demand for the Company's products and services, technological change, the ability of the Company to develop and market new products, increased competition, the ability of the Company to obtain and enforce its patent and avoid infringing other parties' patents, the ability of the Company to access additional capital from debt and/or equity, and changes in government regulations. All written and verbal forward-looking statements attributable to ViewCast and any person acting on its behalf are expressly qualified in their entirety by the cautionary statements set forth herein. ViewCast does not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date on which the forward-looking statements are made. For a detailed discussion of these and other cautionary statements and factors that could cause actual results to differ from the Company's forward-looking statements, please refer to the company's reports on Form 10-K and 10-Q on file with the U.S. Securities and Exchange Commission.

ViewCast Contact: Laurie L. Latham Chief Financial Officer Tel: +1 (972) 488-7200	Investor Contact: Matt Clawson Allen & Caron Tel: +1 (949) 474-4300 E-mail: matt@allencaron.com

Financial Tables Follow

VIEWCAST CORPORATION
OPERATING HIGHLIGHTS
(Unaudited)
(In thousands – except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011

Net sales	$ 2,891	$ 3,948	$ 6,280	$ 7,427

Cost of sales	1,032	1,399	2,338	2,717

Gross profit	1,859	2,549	3,942	4,710

Total operating expenses	2,409	2,608	4,767	5,186

Operating loss	(550)	(59)	(825)	(476)

Total other expense	(32)	(63)	(80)	(104)

Loss from continuing operations	(582)	(122)	(905)	(580)

Loss from discontinued operations	0	(256)	(82)	(589)

Net loss	$ (582)	$ (378)	$ (987)	$ (1,169)

Preferred stock dividends	0	(77)	0	(282)

Preferred stock redemption	0	5,586	0	5,586

Net income (loss) applicable to
common stockholders	$ (582)	$ 5,131	$ (987)	$ 4,135

Net income (loss) per common share:
Basic & Diluted	$ (0.01)	$ 0.10	$ (0.02)	$ 0.09

Weighted Average number of
common shares outstanding:
Basic & Diluted	62,355	49,464	61,881	44,269

RECONCILIATION OF NET INCOME TO EBITDA
(Unaudited)
(In thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011

Net loss	$ (582)	$ (378)	$ (987)	$ (1,169)

Depreciation and amortization	95	173	217	345

Total other and income tax expense	32	63	80	104

EBITDA	$ (455)	$ (142)	$ (690)	$ (720)